EXHIBIT 16.1


                                MERGER AGREEMENT

      THIS MERGER AGREEMENT (this "Agreement") is entered into this 9th day of February, 2006, by and among NEOMEDIA TECHNOLOGIES, INC., a Delaware corporation ("Parent"), MOBOT ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Merger Sub"), and MOBOT, INC., a Delaware corporation (the "Company" and together with Parent and Merger Sub, the "Parties" and each a "Party").

                                    RECITALS:

      A. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall merge with and into Merger Sub (the "Merger") with Merger Sub surviving, in accordance with the Delaware General Corporation Law (the "DGCL").

      B. For the purposes hereof, references to the Company shall mean Mobot, Inc. up to and including the Closing Date (as defined herein below) and thereafter shall mean Merger Sub, which shall include the operations of the Company.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the mutual promises herein set forth and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.    THE MERGER AND RELATED TRANSACTIONS.
      ------------------------------------

      1.1. Merger. In accordance with the provisions of this Agreement, the DGCL and other applicable law, on the Closing Date (as defined herein below), the Company shall be merged with and into Merger Sub, which Merger Sub shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. As of the Closing (as defined herein below), separate existence of the Company shall cease. On the Closing Date and by virtue of the Merger and without any action on the part of the shareholders of the Company (the "Shareholders" and each, a Shareholder), all of the then issued and outstanding shares of capital stock of the Company (the "Company Shares") (other than Dissenting Shares, as defined herein below) held by a Shareholder immediately prior to the Closing shall be automatically converted into and represent the right to receive the Merger Consideration set forth in Section 1.2 hereof.

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      1.2.  Merger Consideration and Payment.

            1.2.1. Merger Consideration. In consideration of the Merger, Parent shall (a) issue an aggregate amount of cash (the "Cash Consideration") equal to Three Million Five Hundred Thousand Dollars ($3,500,000) to be delivered to the Shareholders in the denominations set forth opposite each Shareholder's name on the Payment Schedule attached hereto as Exhibit A (the "Payment Schedule"); and
(b) issue newly-issued shares of common stock, $0.01 par value per share, of the Parent (the "Parent Common Stock") to be delivered to the Shareholders in the denominations set forth opposite each Shareholder's name on the Payment Schedule (the "Parent Shares", and together with the Cash Consideration, the "Merger Consideration") having a value equal to Six Million Five Hundred Thousand Dollars ($6,500,000). The total number of Parent Shares to be issued to the Shareholders shall be determined by dividing $6,500,000 by the volume-weighted average price of the Parent Common Stock ("VWAP") during the ten (10) business days immediately preceding and up to the date of this Agreement (the "Initial VWAP"). The respective interest of each Shareholder in the Merger Consideration, determined by reference to the amount of Cash Consideration and Parent Shares to be delivered to such Shareholder as described on the Payment Schedule, is referred to as such Shareholder's "Pro-Rata Share".

            1.2.2. Manner of Payment. At the Closing (as defined herein below),
(a) Parent shall deliver a number of Parent Shares which shall be determined by dividing $1,000,000 by the Initial VWAP (the "Escrow Parent Shares") into escrow pursuant to the terms of Section 1.3 herein, and (b) Parent shall deliver the Cash Consideration and the Parent Shares other than the Escrow Parent Shares (the "Initial Parent Shares") to the Shareholders as provided in Section 1.2.3 herein. The Payment Schedule sets forth for each Shareholder the number of Initial Parent Shares and amount of Cash Consideration to be delivered to such Shareholder as provided in Section 1.2.3 and the number of Escrow Parent Shares to be placed into escrow by the Parent on behalf of such Shareholder pursuant to
Section 1.3.

            1.2.3. Surrender of Certificates; Delivery of Merger Consideration to the Shareholders. At the Closing, each Shareholder shall (a) surrender the certificate or certificates representing the Company Shares held by such Shareholder ("Certificates") to Parent and (b) deliver (if not previously delivered) a duly executed counterpart of a Letter of Transmittal in the form of Exhibit B hereto (a "Letter of Transmittal"). Upon such surrender and delivery, Parent shall deliver to such Shareholder such Shareholder's Pro Rata Share of the Cash Consideration and the Initial Parent Shares as set forth in the Payment Schedule. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the portion of the Merger Consideration payable to the holder thereof in respect of the Company Shares represented by such Certificate.

            1.2.4. Parent Guarantee. Parent guarantees to the Shareholders the value of Parent Shares through and until the date the Parent Shares are effectively registered under the Securities Act of 1933, as amended (the "Securities Act") with the U.S. Securities and Exchange Commission ("SEC"). If the total value (the "Registration Value") of the Parent Shares at the date of registration of the Parent Shares pursuant to Section 2.5 (as determined by the VWAP during the ten (10) business days commencing five (5) business days prior to the date of such registration, herein referred to as the "Guarantee VWAP") is less than $6,500,000, then Parent will make up any difference (the "Shortfall") in cash. However, in the event the total Cash Consideration paid to the Shareholders at the Closing plus the cash payable to the Shareholders pursuant to this Section 1.2.4 would exceed sixty percent (60%) of the total Merger Consideration minus the value of the Escrow Parent Shares (as determined by the Initial VWAP) (the "Threshold Amount"), then, at the sole election of the Shareholder Agent, Parent shall be obligated to make up the amount by which the Shortfall exceeds the


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Threshold Amount either in cash or in additional shares of Parent Common Stock issued by Parent (valued for such purpose at the Guarantee VWAP), or in any combination of the foregoing. In the event there is any Shortfall, Parent shall pay the amount of the Shortfall in cash or, to the extent the Shareholder Agent shall elect as provided above, in additional shares of Parent Common Stock issued by Parent, to the Shareholders in proportionate amounts based upon each such Shareholder's Pro Rata Share of the Parent Shares within ten (10) business days from the date such SEC registration becomes effective. Amounts not paid when due shall accrue interest at the rate of one percent (1%) per month until paid. The agreements of Parent hereunder are for the benefit of the Shareholders, and each of them acting singly, shall have the right to enforce the obligations of Parent hereunder. Parent shall pay each Shareholder for such Shareholder's reasonable attorney's fees and costs incurred in collection efforts for any unpaid amounts due such Shareholder hereunder. Any additional shares of Parent Common Stock issued by Parent under this Section 1.2.4 shall be deemed to be part of the "Parent Shares" for purposes of Sections 2.5 and 4 of this Agreement.

      1.3. Escrow. At the Closing, Parent shall deliver the Escrow Parent Shares to Kirkpatrick & Lockhart Nicholson Graham LLP, as escrow agent (the "Escrow Agent") pursuant to the Escrow Agreement in the form attached hereto as Exhibit C (the "Escrow Agreement"), to be held in escrow (the "Escrow Fund") for the purpose of securing the indemnification obligations of the Company set forth in this Agreement. The portion of the Escrow Parent Shares contributed on behalf of each Shareholder shall be equal to such Shareholder's Pro Rata Share of the aggregate Parent Shares. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Parent Shares in escrow.

      1.4. Termination of Options and Warrants. All options, warrants and other rights to acquire shares of capital stock of the Company shall be cancelled and terminate effective as of the Closing.

      1.5. Dissenting Shares. The Company Shares held as of the Closing Date by a Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with the DGCL and not effectively withdrawn or forfeited prior to the Closing Date ("Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration, unless the applicable Shareholder shall have forfeited such Shareholder's right to appraisal under the DGCL or properly withdrawn such Shareholder's demand for appraisal. If such Shareholder has so forfeited or withdrawn such Shareholder's right to appraisal of Dissenting Shares, then (a) as of the occurrence of such event, such Shareholder's Company Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Shares pursuant to Section 1.2, and (b) promptly following the occurrence of such event, Parent shall deliver to such Shareholder the portion of the Cash Consideration and Initial Parent Shares


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to which such Shareholder is entitled pursuant to Section 1.2 and shall deliver to the Escrow Agent the portion of the Escrow Parent Shares to be contributed by Parent to the Escrow Fund on behalf of such Shareholder to be held by the Escrow Agent under the Escrow Agreement. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

      1.6. Closing. The Parties shall file a Certificate of Merger (as defined below) pursuant to the DGCL, cause the Merger to become effective and consummate the other transactions contemplated by this Agreement (the "Closing") on February 17, 2006, or such other date as may be mutually agreeable to the Parties (the "Closing Date"). The Closing shall take place at the offices of counsel to Parent, or at such other place as may be mutually agreed upon by Parent and the Company.

      1.7. Plan of Merger; Certificate of Merger. The Parties shall cause the Company and Merger Sub to enter into a Plan of Merger on the date hereof, a copy of which is attached hereto as Exhibit D (the "Plan of Merger"), and, at the Closing, to execute the Certificate of Merger in the form attached hereof as Exhibit E (the "Certificate of Merger"). The Certificate of Merger shall be filed with the Secretary of State of Delaware on the Closing Date in accordance with the DGCL.

      1.8. Approval of Merger. On or before the execution of this Agreement, the respective Boards of Directors of Parent, Merger Sub and the Company shall have approved this Agreement the Plan of Merger, the Escrow Agreement and the transactions contemplated hereby and thereby.

2.    ADDITIONAL AGREEMENTS.
      ----------------------

      2.1. Access and Inspection, Etc. The Company has allowed and shall allow Parent and its authorized representatives reasonable access during normal business hours and upon reasonable advance notice from and after the date hereof and prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Company for the purpose of making such investigations as Parent may reasonably request in connection with the transactions contemplated hereby, and furnish Parent such information concerning its affairs as Parent may reasonably request. The Company has caused and shall cause the personnel of the Company to assist Parent in making such investigation and shall use its best efforts to cause the counsel, accountants, and other non-employee representatives of the Company to be reasonably available to Parent for such purposes.

      2.2. Confidential Treatment of Information. From and after the date hereof, the Parties shall and shall cause their representatives to hold in confidence this Agreement (including the Exhibits and Schedules hereto), all matters relating hereto and all data and information obtained with respect to the other Parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to Section 10 hereof, each Party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

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      2.3. Public Announcements. After the date hereof and prior to the Closing
Date, none of the Parties shall make any press release, statement to employees or other disclosure of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by law. The Company shall not make any such disclosure unless Parent shall have received prior notice of the contemplated disclosure and has had adequate time and opportunity to comment on such disclosure, which shall be satisfactory in form and content to Parent and its counsel.

      2.4. Securities Law Compliance. The issuance of the Parent Shares to the Shareholders hereunder shall not be registered under the Securities Act of 1933, as amended, by reason of the exemption provided by Section 4(2) thereof, and such shares may not be further transferred unless such transfer is registered under applicable securities laws or, in the opinion of Parent's counsel, such transfer complies with an exemption from such registration. All certificates evidencing the Parent Shares to be issued to the Shareholders shall be legended to reflect the foregoing restriction.

      2.5.  Registration of Parent Shares.

            2.5.1. Parent agrees to (a) within ninety (90) days following the effectiveness of its S-3 and S-4 registration statements filed with the SEC on December 29, 2005 and January 20, 2006, respectively, file a registration statement under the Securities Act that will include the Parent Shares (including the Escrow Parent Shares and any additional shares issuable pursuant to Section 1.2.4 herein) issued to the Shareholders pursuant to this Agreement (such shares are also referred to herein as "Registrable Securities") and (b) use its best efforts to cause to be registered under the Securities Act all Registrable Securities as soon as practicable.

            2.5.2. Subject to the terms and conditions of this Agreement, Parent shall notify each holder of Registrable Securities in writing at least ten (10) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Parent (including, but not limited to, registration statements relating to secondary offerings of securities of Parent, but excluding any registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act) and will afford each such holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such holder. Each holder of Registrable Securities desiring to include in any such registration statement, all of part of the Registrable Securities held by such holder shall, within ten (10) days after the above-described notice from Parent, so notify Parent in writing. Such notice shall state the intended method of disposition of the Registrable Securities held by such holder. Parent shall use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Shareholder has requested be registered. If a holder decides not to include all of its Registrable Securities in a registration statement thereafter filed by Parent, such holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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            2.5.3. Whenever required under this Section 2.5 to use its best efforts to effect the registration of any Registrable Securities, Parent shall, as expeditiously as reasonably possible:

            (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective until the distribution of such Registrable Securities is completed;

            (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

            (c) Furnish to the Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

            (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement;

            (e) Provide a transfer agent for the Parent Shares;

            (f) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC;

            (g) Use its best efforts to secure listing of the Registrable Securities on the OTC Bulletin Board or any other market or quotation system on which shares of Parent Common Stock are then listed;

            (h) Enter into such customary agreements and take such other actions as sellers of Registrable Securities shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

            (i) Use every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the lifting thereof at the earliest reasonable time; and

            (j) Keep the Shareholders and their counsel reasonably informed about Parent's progress effecting such registration, including delivery to such counsel of copies of all correspondence (electronic or otherwise) with the SEC with respect to such registration.

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            2.5.4. All expenses (excluding any underwriters' discounts and commissions) incurred in connection with a registration pursuant to this Section 2.5, including, without limitation, any additional registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for Parent, and the fees and disbursements of one counsel for the selling Shareholders, shall be borne by Parent.

            2.5.5. In the event any Registrable Securities are included in a registration statement under this Section 2.5, then to the extent permitted by law, Parent will indemnify and hold harmless each Shareholder requesting or joining in a registration, any underwriter (as defined in the Securities Act) for it, and each person, if any, who controls such Shareholder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including, without limitation, any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by Parent of any rule or regulation promulgated under the Securities Act applicable to Parent and relating to action or inaction required of Parent in connection with any such registration; and will reimburse each such Shareholder, such underwriter, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, provided, however, that the indemnity agreement contained in this Section 2.5.5 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld or delayed), nor shall Parent be liable in any such case with respect to any such Shareholder, underwriter or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Shareholder, underwriter or controlling person. The obligations of Parent under this Section 2.5 shall survive the completion of any offering of Registrable Securities in a registration statement.

      2.6.  Management Incentive Programs; Stock Option Plans.

            2.6.1. Each executive of the Company who becomes employed in an executive management position by the Surviving Corporation upon the consummation of this Agreement shall be entitled to participate in any management incentive programs or any other similar plan provided by either Parent or the Surviving Corporation to its executives or employees generally, including but not limited to any stock option plan, if and to the extent that the executive is eligible to participate in accordance with the provisions of any plan as determined in the sole discretion of Parent's or the Surviving Corporation's Board of Directors, as the case may be.

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            2.6.2. Each employee of the Company who becomes employed by the
Surviving Corporation upon the consummation of this Agreement shall be entitled to participate in Parent's stock option plans or other similar plan provided by Parent to its employees and the employees of its subsidiaries generally, if and to the extent that the employee is eligible to participate in accordance with the provisions of any plan as determined in the sole discretion of Parent's Board of Directors.

      2.7. Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other Parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

      2.8. Further Assurances. The Parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all instruments as may be necessary to consummate the transactions contemplated by this Agreement.

      2.9. Certain Tax Matters. The Parties intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986.

      2.10. Release of Claims By Each Shareholder. Each Shareholder shall confirm and agree in the Letter of Transmittal executed by such Shareholder under Section 1.2.3 that neither such Shareholder nor such Shareholder's successors, predecessors, assigns, agents, advisors, legal representatives, partners or any persons acting by, through or under such Shareholder has any claim against the Company or any of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners or any persons acting by, through or under any of them, as of the Closing, except that such confirmation and agreement shall not apply to claims in connection with (a) this Agreement or any agreement or instrument entered into in connection herewith, including without limitation the Escrow Agreement and the option and other agreements referenced in Section 8.5, (b) the rights of officers and directors to indemnification under the Company's charter or bylaws or at common law and (c) any such person's employment with the Surviving Corporation from and after the Closing.

      2.11. No-Shop. From the date hereof until the termination of this Agreement, neither the Company nor any Shareholder shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of their employees or officers) relating to an Acquisition Proposal. As used herein, "Acquisition Proposal" means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company. Each of the Company and each Shareholder shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

      2.12. Shareholder Approval. Following the execution of this Agreement, the Company shall submit this Agreement and the Plan of Merger to its Shareholders and seek to have its Shareholders adopt this Agreement and the Plan of Merger and approve the Merger as promptly as practicable at a special meeting of shareholders or pursuant to a written shareholder consent in accordance with the applicable requirements of the DGCL.

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3.    REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE COMPANY.
      ---------------------------------------------------------

      To induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to and covenants with Parent and Merger Sub as follows:

      3.1. Organization; Compliance. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is: (i) entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and (ii) duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where the failure to do so would not result in a material adverse effect on the Company. Schedule 3.1 lists all locations where the Company has an office or place of business and the nature of the ownership interest in such property (fee, lease, or other).

      3.2.  Capitalization and Related Matters.

            3.2.1. The Company has an authorized capital consisting of 10,000 shares of common stock, par value $0.01 per share, 1,834 of which are issued and outstanding at the date hereof and 333.33 of which are issuable upon the conversion of convertible debentures outstanding as of the date hereof. All Company Shares are duly and validly issued, fully paid and nonassessable. No Company Shares (i) were issued in violation of the preemptive rights of any shareholder, or (ii) are held as treasury stock.

            3.2.2. Except as described in Schedule 3.2, there are not outstanding any securities convertible into capital stock of the Company nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, such capital stock or securities convertible into such capital stock. The Company: (i) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock; or (ii) has no liability for dividends or other distributions declared or accrued, but unpaid, with respect to any capital stock.

      3.3. Subsidiaries. The Company owns (i) no shares of capital stock of any other corporation, including any joint stock company, and (ii) no other proprietary interest in any company, partnership, trust or other entity, including any limited liability company.

      3.4.  Execution; No Inconsistent Agreements; Etc.

            3.4.1. This Agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies. The Company has the requisite right, power and authority to execute and deliver this Agreement and the documents to be delivered by it in connection with the Closing and to perform its obligations under this Agreement.

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            3.4.2. Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of the Company, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any note, bond, mortgage, lease, indenture, agreement or obligation to which the Company is a party, pursuant to which the Company otherwise receives benefits, or to which any of the properties of the Company is subject, or violate any judgment, order, decree, statute or regulation applicable to the Company or any Shareholder or by which any of them may be subject, in any such case in any manner that would have a material adverse effect on the Company.

      3.5. Corporate Records. The statutory records, including the stock register and minute books of the Company, fully reflect all issuances, transfers and redemptions of its capital stock, currently show and will correctly show the total number of shares of its capital stock issued and outstanding on the date hereof and on the Closing Date, the charter or other organizational documents and all amendments thereto, the bylaws as amended and currently in force. To the knowledge of the Company, the books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such Shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

      3.6.  Financial Statements.

            3.6.1. The Company has delivered to Parent (i) the balance sheet of the Company as of December 31, 2004, and the related statements of income, shareholders' equity and cash flows of the Company for the fiscal year ended that date and (ii) the balance sheet of the Company as of September 30, 2005 (such balance sheet is herein referred to as the "Balance Sheet") and the related statements of income, shareholders' equity and cash flows of the Company for the period ended that date. All the foregoing financial statements, and any financial statements delivered pursuant to Section 3.6.3 below, are referred to herein collectively as the "Company Financial Statements".

            3.6.2. The Company Financial Statements have been (and in the case of Company Financial Statements delivered pursuant to Section 3.6.3 below will
be) prepared in accordance with applicable Generally Accepted Accounting Principals ("GAAP") throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes, applied on a consistent basis, and fairly reflect (and in the case of Company Financial Statements delivered pursuant to Section 3.6.3 below will reflect) in all material respects the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods then ended, and are true and complete and are consistent with the books and records of the Company.

            3.6.3. At Closing, the Company will furnish to Parent interim financial statements of the Company for each month subsequent to the date of the Balance Sheet.

      3.7. Liabilities. The Company has no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, (a) existing as of the date of the Balance Sheet, and required to be shown therein in accordance with applicable GAAP, other than those reflected or reserved against on the Balance Sheet, or (b) arising or occurring since the date of the Balance Sheet, except for liabilities arising or occurring in the ordinary course of business, none of which have had or will have (when viewed together with other matters occurring during such period) a material adverse effect on the financial condition of the Company.

      3.8. Absence of Changes. Except as described in Schedule 3.8, from the date of the Balance Sheet to the date of this Agreement:

      (a) there has not been any adverse change in the business, assets, liabilities, results of operations or financial condition of the Company or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have had or will have (when viewed together with other matters occurring during such period) a material adverse effect on the business, properties or financial condition of the Company; and

      (b) there has not been any: (i) change in the Company's authorized or issued capital stock, retirement, or other acquisition by the Company of any shares of any such capital stock; (ii) a declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, except as set forth on Schedule 3.8; (iii) amendment to the Articles of Incorporation or Bylaws of the Company; (iv) increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar agreement with any director, officer, or employee; (v) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (vi) sale (other than in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company; (vii) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000; (viii) material change in the accounting methods used by the Company; or (ix) agreement, whether oral or written, by the Company to do any of the foregoing.

      3.9. Title to Properties. The Company has good and marketable title to all of its properties and assets, real and personal, including, but not limited to, those reflected in the Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of the Company incurred in the ordinary course (with respect to which no default exists); (b) liens of real estate and personal property taxes; and (c) imperfections of title and encumbrances, if any, which, in the aggregate (i) are not substantial in amount;
(ii) do not detract from the value of the property subject thereto or impair the operations of the Company; and (iii) do not have a material adverse effect on the business, properties or assets of the Company.

      3.10. Compliance With Law. The business and activities of the Company has at all times been conducted in accordance with its Certificate of Incorporation and Bylaws and any applicable law, regulation, ordinance, order, License (as defined below), permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, except where the failure to do so would not result in a material adverse effect on the Company.

      3.11. Taxes. The Company has duly filed all federal, state and material local tax returns and reports, and all returns and reports of all other governmental units having jurisdiction with respect to taxes imposed on it or on its income, properties, sales, franchises, operations or employee benefit plans or trusts, all such returns were complete and accurate when filed, and all taxes and assessments payable by the Company have been paid to the extent that such taxes have become due. All taxes accrued or payable by the Company for all periods through the date of the Balance Sheet have been accrued or paid in full, whether or not due and payable and whether or not disputed. The Company has withheld proper and accurate amounts from its employees for all periods in full compliance with the tax withholding provisions of applicable federal, state and local tax laws. There are no waivers or agreements by the Company for the extension of time for the assessment of any taxes. There are not now any examinations of the income tax returns of the Company pending, or any proposed deficiencies or assessments against the Company of additional taxes of any kind.

      3.12. Real Properties. The Company does not have an interest in any real property, except for the Leases (as defined below).

      3.13. Leases of Real Property. All leases pursuant to which the Company is a lessee of any real property (the "Leases") are listed in Schedule 3.13 and are valid and enforceable in accordance with their terms. There is not under any of such Leases any material default or any claimed material default by the Company or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company and in respect to which the Company has not taken adequate steps to prevent a default on its part from occurring. The copies of the Leases heretofore furnished to Parent are true, correct and complete, and such Leases have not been modified in any respect since the date they were so furnished, and are in full force and effect in accordance with their terms. The Company is lawfully in possession of all real properties of which they are a lessee (the "Leased Properties").

      3.14. Contingencies. Except as disclosed on Schedule 3.14, there are no actions, suits, claims or proceedings pending, or to the knowledge of the Company threatened against, by or affecting, the Company in any court or before any arbitrator or governmental agency that may have a material adverse effect on the Company or which could materially and adversely affect the right or ability of the Company to consummate the transactions contemplated hereby. To the knowledge of the Company, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against the Company. There are no unsatisfied judgments against the Company and no consent decrees or similar agreements to which the Company is subject and which could have a material adverse effect on the Company.

      3.15. Intellectual Property Rights. The Company has: (a) the right to use the name Mobot, Inc. in connection with the Company's current products and services, and to the knowledge of the Company the use of such name does not conflict with or infringe upon the rights of any other person in the United States, and (b) made all material filings and publications required to register and perfect such right in the United States. The Company is not, and will not be, subject to any liability, direct or indirect, for infringement damages, royalties, or otherwise, by reason of (a) the use of the name "Mobot, Inc." in the United States in connection with the Company's current products and services or (b) the business operations of the Company, at any time prior to the Closing Date. The Company has good and marketable title to its trade secrets, free and clear of all encumbrances, liens, or charges of any kind or character.

      3.16. Material Contracts. Schedule 3.16 contains a complete list of all contracts of the Company which involve consideration in excess of the equivalent of $10,000 or have a term of one (1) year or more (the "Material Contracts"). The Company has delivered to Parent a true, correct and complete copy of each of the written contracts, and a summary of each oral contract, listed on Schedule
3.16. Except as disclosed in Schedule 3.16: (a) the Company has performed all material obligations to be performed by it under all such contracts, and is not in material default thereof, and (b) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by the Company or accelerate the maturity of, or otherwise modify, any such contract, and (c) all such contracts are in full force and effect. No material default by any other party to any of such contracts is known or claimed by the Company to exist.

      3.17. Insurance. Schedule 3.17 contains a complete list of all policies of insurance presently maintained by the Company all of which are, and will be maintained through the Closing Date, in full force and effect; and all premiums due thereon have been paid and the Company has not received any notice of cancellation with respect thereto. The Company has heretofore delivered to Parent or its representatives a true, correct and complete copy of each such insurance policy.

      3.18. Employment and Labor Matters. Schedule 3.18 sets forth the name, position, employment date, and 2004 compensation (base and bonus) of each employee of the Company who earned $25,000 or more in 2004 or is anticipated to earn $25,000 or more in 2005. The Company is not a party to any collective bargaining agreement (whether industry wide or on a company level) or agreement of any kind with any union or labor organization. There has not been any attempt by any union or other labor organization to organize the employees of the Company at any time in the past five (5) years. Except as disclosed in Schedule 3.18, the Company is not a party to or bound by any employment contract, consulting agreement, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

      3.19. Employee Benefit Matters.

      3.19.1. Except as disclosed in Schedule 3.19, the Company does not provide, nor is it obligated to provide, directly or indirectly, any benefits for employees other than salaries, sales commissions and bonuses, including, but not limited to, any pension, profit sharing, stock option, retirement, bonus, hospitalization, insurance, severance, vacation or other employee benefits (including any housing or social fund contributions) under any practice, agreement or understanding.

            3.19.2. Each employee benefit plan maintained by or on behalf of the Company or any other party (including any terminated pension plans) which covers or covered any employees or former employees of the Company (collectively, the "Employee Benefit Plans") is listed in Schedule 3.19. The Company has delivered to Parent true and complete copies of all such plans and any related documents. With respect to each such plan: (i) no litigation, administrative or other proceeding or claim is pending, or to the knowledge of the Company, threatened or anticipated involving such plan; (ii) there are no outstanding requests for information by participants or beneficiaries of such plan; and (iii) such plan has been administered in compliance in all material respects with all applicable laws and regulations, except for any noncompliance that would not have a material adverse effect on the Company.

            3.19.3. The Company has timely made payment in full of all contributions to all of the Employee Benefit Plans which the Company was obligated to make prior to the date hereof; and there are no contributions declared or payable by the Company to any Employee Benefit Plan which, as of the date hereof, has not been paid in full.

      3.20. Possession of Franchises, Licenses, Etc. The Company: (i) possess all material franchises, certificates, licenses, permits and other authorizations (collectively, the "Licenses") from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of its business in the manner presently conducted and the absence of which would have a material adverse effect on the Company; (ii) are not in violation of any provisions thereof in any material respect; and (iii) have maintained and amended, as necessary, all Licenses and duly completed all filings and notifications required by law to be made in connection therewith, the failure of which to complete would have a material adverse effect on the Company.

      3.21. Environmental Matters. Except as disclosed in Schedule 3.21: (i) the Company is not in violation, in any material respect, of any Environmental Law (as defined below); (ii) the Company has received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes (as defined below) and other materials required for the operation of its business at present operating levels; and (iii) the Company is not liable or responsible for any material clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of the Company (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by the Company. As used herein, (a) "Environmental Laws" means, collectively, any federal, or applicable local statute, law, ordinance, code, rule, regulation, order or decree (foreign or domestic) regulating, relating to, or imposing liability or standards of conduct concerning, Wastes, or the environment; and (b) "Wastes" means and includes any hazardous, toxic or dangerous waste, liquid, substance or material (including petroleum products and derivatives), the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

      3.22. Accounts Receivable. On the Closing Date, the Company will deliver to Parent a complete and accurate list, as of a date not more than five (5) business days prior to the Closing Date, of the accounts and notes receivable due to the Company (including, without limitation, receivables from advances to employees and the Shareholders), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories (collectively, the "Accounts Receivable"). As of the Closing Date, the Accounts
Receivable: (i) will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business; (ii) will be collectible in the ordinary course of business net of any applicable reserves shown on the Company's books and records (which reserves are adequate and calculated consistently with past practice); and (iii) are not and will not be subject to any counterclaim, defense or right of set-off, other than rebates and returns in the ordinary course of business.

      3.23. Agreements and Transactions with Related Parties. Except as disclosed on Schedule 3.23, and except as disclosed in the Company Financial Statements, the Company is not a party to any contract, agreement, lease or transaction with, or any other commitment to, (i) any Shareholder, (ii) any person related by blood, adoption or marriage to any Shareholder, (iii) any director or officer of the Company, (iv) to the knowledge of the Company, any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least five percent (5%) beneficial interest in the capital stock or other type of equity interest in such corporation or other entity, or
(v) to the knowledge of the Company, any partnership in which any such party is a general partner or a limited partner having a five percent (5%) or more interest therein (any or all of the foregoing being herein referred to as a "Related Party" and, collectively, as the "Related Parties"). Without limiting the generality of the foregoing, except as set forth in Schedule 3.23, and except as disclosed in the Company Financial Statements no Related Party, directly or indirectly, owns or controls any assets or properties which are used in the business of the Company.

      3.24. Business Practices. Except as disclosed on Schedule 3.24, the Company has not, at any time, directly or indirectly, made any contributions or payment, or provided any compensation or benefit of any kind, to any municipal, county, state, federal or foreign governmental officer or official, or any other person charged with similar public or quasi-public duties, or any candidate for political office. The Company's books, accounts and records (including, without limitation, customer files, product packaging and invoices) accurately describe and reflect, in all material respects, the nature and amount of the Company's products, purchases, sales and other transactions. Without limiting the generality of the foregoing, the Company has not engaged, directly or indirectly, in: (i) the practice known as "double-invoicing;" or (ii) the incorrect or misleading labeling, marketing or sale of refurbished goods as new goods or the sale of rebuilt goods as original manufactured equipment.

      3.25. Condition and Sufficiency of Assets. The buildings and equipment leased or owned by the Company are generally in good operating condition and repair, and are adequate for the uses to which they are being put. The buildings and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing (assuming there are no material changes in the nature and scope of the Company's business) in substantially the same manner as conducted prior to the Closing.

      3.26. Accounting System. The Company's accounting software is owned or licensed by the Company, free and clear of all claims, liens and encumbrances, and the transactions contemplated hereby will not result in a breach of any license or other agreement with respect to the accounting software. The Company's accounting software is in good working order and condition, free from defects (latent and patent), has been maintained in accordance with the manufacturer's recommended maintenance program, if any, and is suitable for maintaining the books and records of the Company and all other purposes for which it is intended.

      3.27. Dividends and Other Distributions. Schedule 3.27 sets forth the dates and amounts of all dividends and other distributions declared, paid or payable by the Company to the Shareholders between the date of incorporation of the Company and the date hereof, which Schedule 3.27 shall be updated as of the Closing Date to set forth all dividends and other distributions through the Closing Date.

      3.28. Litigation. There is no suit, action or proceeding pending, and no person has overtly-threatened in a writing delivered to the Company or the Shareholders to commence any suit, action or proceeding, against or affecting the Company that would, individually or in the aggregate, have a material adverse effect on the Company, nor is there any judgment, decree, injunction, or order of any governmental entity or arbitrator outstanding against, or, to the knowledge of the Company, pending investigation by any governmental entity involving, the Company that individually or in the aggregate would have a material adverse effect on the Company.

      3.29. Full Disclosure. No representation or warranty of the Company contained in this Agreement, and none of the statements or information concerning the Company contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
      --------------------------------------------------------

      To induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Merger Sub represent and warrant to and covenants with the Company and the Shareholders as follows:

      4.1. Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its subsidiaries is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and Parent and each of its subsidiaries is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on Parent or its subsidiaries.

      4.2. Capitalization and Related Matters.

            4.2.1. Parent has authorized capital stock consisting of One Billion (1,000,000,000) shares of common stock, par value $0.01 per share, of which 477,183,667 shares are issued and 468,649,354 are outstanding as of the date hereof, and Twenty Five Million (25,000,000) shares of preferred stock, of which zero (0) shares are issued and outstanding. Parent owns all of the outstanding capital stock of Merger Sub. The Parent Shares are duly and validly authorized and when issued in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable, and will be issued to the Shareholders free of all encumbrances, claims and liens whatsoever.

            4.2.2. Except as disclosed in those documents filed by Parent with the SEC (the "SEC Documents"), and except for employee stock options to purchase shares of the Parent's Common Stock granted since the most recent quarterly report among the SEC Documents, Parent does not have outstanding any securities convertible into capital stock, nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Parent: (i) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock; or (ii) has no liability for dividends or other distributions declared or accrued, but unpaid, with respect to any capital stock.

      4.3. Execution; No Inconsistent Agreements; Etc.

            4.3.1. The execution and delivery of this Agreement, the issuance of the Parent Shares and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Parent and Merger Sub and this Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies. Parent has the requisite right, power and authority to execute and deliver this Agreement and the documents to be delivered by it in connection with the Closing, to issue the Parent Shares and to perform its obligations under this Agreement.

            4.3.2. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the issuance of the Parent Shares and consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or Bylaws of Parent or Merger Sub, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Parent or any of its subsidiaries is a party, pursuant to which any of them otherwise receive benefits, or by which any of their properties may be bound.

      4.4. Financial Statements. Parent has delivered to the Company the consolidated audited balance sheets of Parent as of December 31, 2004, the consolidated unaudited balance sheet as of September 30, 2005, the consolidated audited statement of income for the two (2) fiscal years ended December 31, 2004, and the unaudited statement of income for the six (6) months ended September 30, 2005 (collectively, the "Parent Financial Statements"). The Parent Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP), and fairly reflect in all material respects the consolidated financial condition of Parent and its subsidiaries as at the dates thereof and the consolidated results of Parent's operations for the periods then ended, and are true and complete and are consistent with the books and records of the Parent. Since September 30, 2005, or as disclosed in the SEC Documents or press releases issued by Parent, there has been no material adverse change in the assets or liabilities, in the business or condition, financial or otherwise, of Parent, or in its results of operations.

      4.5. Liabilities. Except as disclosed in the SEC Documents or press releases issued by Parent, neither Parent nor any of its subsidiaries has any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, (i) existing as of December 31, 2004 and required to be shown on the consolidated audited balance sheet of Parent as of such date in accordance with applicable GAAP, other than those reflected or reserved against on such balance sheet, including the notes thereto, or (ii) arising or occurring since December 31, 2004, except for liabilities arising or occurring in the ordinary course of business, none of which have had or will have (when viewed together with other matters occurring during such period) a material adverse effect on the financial condition of Parent and its subsidiaries taken as a whole.

      4.6. Compliance With Law. The business and activities of Parent at all times been conducted in accordance with its Certificate of Incorporation and Bylaws and any applicable law, regulation, ordinance, order, license, permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, except where the failure to do so would not result in a material adverse effect on Parent.

      4.7. Contingencies. Except as disclosed in the SEC Documents, Parent Financial Statements and/or press releases issued by Parent, there are no actions, suits, claims or proceedings pending or, to the knowledge of Parent's management, threatened against, by or affecting Parent or any of its subsidiaries in any court or before any arbitrator or governmental agency which could have a material adverse effect on Parent or its subsidiaries or which could materially and adversely affect the right or ability of Parent to consummate the transactions contemplated hereby. To the knowledge of Parent, there is no valid basis upon which any such action, suit, claim or proceeding may be commenced or asserted against Parent or its subsidiaries. There are no unsatisfied judgments against Parent and no consent decrees or similar agreements to which Parent or its subsidiaries is subject and which could have a material adverse effect on Parent or its subsidiaries or which could materially and adversely affect the right or ability of Parent to consummate the transactions contemplated hereby.

      4.8. Business Practices. Except as disclosed in the SEC Documents, Parent Financial Statements and/or press releases issued by Parent, Parent has not, at any time, directly or indirectly, made any contributions or payment, or provided any compensation or benefit of any kind, to any municipal, county, state, federal or foreign governmental officer or official, or any other person charged with similar public or quasi-public duties, or any candidate for political office. Parent's books, accounts and records (including, without limitation, customer files, product packaging and invoices) accurately describe and reflect, in all material respects, the nature and amount of Parent's products, purchases, sales and other transactions. Without limiting the generality of the foregoing, Parent has not engaged, directly or indirectly, in: (a) the practice known as "double-invoicing;" or (b) the incorrect or misleading labeling, marketing or sale of refurbished goods as new goods or the sale of rebuilt goods as original manufactured equipment.

      4.9. Litigation. There is no suit, action or proceeding pending, and no person has overtly-threatened in a writing delivered to Parent or any of its subsidiaries to commence any suit, action or proceeding, against or affecting Parent or any of its subsidiaries that would, individually or in the aggregate, have a material adverse effect on Parent or any of its subsidiaries, nor is there any judgment, decree, injunction, or order of any governmental entity or arbitrator outstanding against, or, to the knowledge of Parent and its subsidiaries, pending investigation by any governmental entity involving, Parent or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on Parent or any of its subsidiaries.

      4.10. Full Disclosure. No representation or warranty of Parent contained in this Agreement, and none of the statements or information concerning Parent contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.    CONDUCT OF BUSINESS OF THE COMPANY PENDING CLOSING.
      ---------------------------------------------------

      The Company covenants and agrees that between the date hereof and the Closing Date:

      5.1. Business in the Ordinary Course. Except as set forth in Schedule 5.1, the business of the Company shall be conducted only in the ordinary course, and consistent with past practices and trends. Without limiting the generality of the foregoing (and without implication that any of the following matters are outside of the ordinary course of business), and except as set forth in Schedule
5.1 or as otherwise approved in writing by Parent:

            (a) the Company shall not enter into any contract, agreement or other arrangement which would constitute a Material Contract, except for contracts to sell or supply goods or services to customers in the ordinary course of business at prices and on terms substantially consistent with the prior operating practices of the Company or its business plans;

            (b) except for sales of personal property or non-exclusive licenses of technology in the ordinary course of its business, the Company shall not sell, assign, transfer, mortgage, convey, encumber or otherwise dispose of, or cause the sale, assignment, transfer, mortgage, conveyance, encumbrance or other disposition of any of the assets or properties of the Company or any interest therein;

            (c) the Company shall not acquire any material assets, except expenditures made in the ordinary course of business as reasonably necessary to enable the Company to conduct its normal business operations and to maintain its normal inventory of goods and materials, at prices and on terms substantially consistent with current market conditions and prior operating practices of the Company or its business plans;

            (d) the Company shall maintain in full force and effect all insurance policies referred to in Section 3.17 hereof or other insurance equivalent thereto;

            (e) the books, records and accounts of the Company shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP;

            (f) the Company shall use reasonable efforts to preserve its business organization, to preserve the good will of its suppliers, customers and others having business relations with the Company, and to retain the services of key employees and agents of the Company;

            (g) except as they may terminate in accordance with the terms of this Agreement, the Company shall use reasonable efforts to keep in full force and effect, and use reasonable efforts to avoid a default of any of its obligations under, each of its Material Contracts;

            (h) the Company shall duly comply in all material respects with all laws applicable to it and to the conduct of its business, the violation of which would have a material adverse effect on the Company;

            (i) the Company shall not create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices or trends;

            (j) the Company shall not make or commit to make any capital expenditures in excess of ten thousand dollars ($10,000) in the aggregate; and

            (k) other than as contemplated in this Agreement, and except for the payment of compensation to officers and employees of the Company, the Company shall not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of the Shareholders or any Related Party.

      5.2. No Material Changes. Except as set forth in Schedule 5.2, the Company shall not, without the prior written consent of Parent which consent shall not be unreasonably withheld, materially alter its organization, capitalization or financial structure, practices or operations. Without limiting the generality of the foregoing:

            (a) no change shall be made in the Articles of Incorporation or Bylaws of the Company;

            (b) no change shall be made in the authorized or issued capital stock of the Company, except for the issuance of shares of capital stock upon the conversion of convertible securities or the exercise of options, warrants or other rights to acquire capital stock outstanding as of the date of this Agreement;

            (c) the Company shall not issue or grant any right or option to purchase or otherwise acquire any of its capital stock or other securities;

            (d) no dividend or other distribution or payment shall be declared or made with respect to any of the capital stock of the Company; and

            (e) no change shall be made affecting the banking arrangements of the Company.

      5.3. Compensation. No increase shall be made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of the Company, and no bonus or profit-sharing payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, except in the ordinary course of business and consistent with prior practices.

      5.4. Notification. Each Party shall promptly notify the other Parties in writing of the occurrence, or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any Party or that would cause any representation or warranty made by the notifying Party in this Agreement to be false or misleading in any respect. The Company shall have the right to update the Schedules to this Agreement immediately prior to Closing; provided, if such update discloses any breach of a representation, warranty, covenant or obligation of the Company, Parent shall have the right to terminate this Agreement pursuant to Section 10 hereof. If Parent would have the right to terminate this Agreement pursuant to Section 10 hereof as a result of the information so disclosed in such updated Schedules to this Agreement and it does not exercise such right prior to the Closing, then such updated Schedules shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Section 9 of this Agreement.

6.    CONDITIONS TO OBLIGATIONS OF ALL PARTIES.
      -----------------------------------------

      The obligation of the Company and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of Parent and the Company:

      6.1. Absence of Actions. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions (or any other pending transaction involving Parent, any of its subsidiaries, the Shareholders or the Company when considered in light of the effect of the within transactions) shall constitute a violation of law or give rise to material liability on the part of the Shareholders, the Company or Parent or its subsidiaries.

      6.2. Consents. The Parties shall have received from any suppliers, lessors, lenders, lien holders or governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation hereof, including, without limitation, the consents listed on
Schedule 6.2.

      6.3. Shareholder Approval. The Shareholders shall have adopted this Agreement and the Plan of Merger and shall have approved the Merger in accordance with the applicable requirements of the DGCL.

      6.4. Escrow Agreement. Parent, the Escrow Agent and the Shareholder Agent (as defined below) shall have executed the Escrow Agreement.

7.    CONDITIONS TO OBLIGATIONS OF PARENT.
      ------------------------------------

      All obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Parent:

      7.1. Representations and Warranties. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

      7.2. Compliance with Agreements and Conditions. The Company shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

      7.3. Absence of Material Adverse Changes. No material adverse change in the business, assets, financial condition, or prospects of the Company shall have occurred, no substantial part of the assets of the Company not substantially covered by insurance shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had or will have a material adverse effect on the business, assets, financial condition or prospects of the Company.

      7.4. Certificate of the Company. The Company shall have executed and delivered to Parent a certificate, executed by an executive officer and dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions specified in Sections 7.1 through 7.3 above.

      7.5. Noncompetition, Noninterference and Confidentiality Agreement by Certain Shareholders. Each of Russell Gocht, Kevin Wells, Mark Bees, Lauren Bigelow, Thia Tjen and Eric Hedman (the "Key Employees") shall have executed and delivered a Noncompetition, Noninterference and Confidentiality Agreement in favor of the Parent in the form of Exhibit F attached hereto.

8.    CONDITIONS TO OBLIGATIONS OF THE COMPANY.
      -----------------------------------------

      All of the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the Company:

      8.1. Representations and Warranties. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

      8.2. Compliance with Agreements and Conditions. Parent and Merger Sub shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Parent and/or Merger Sub prior to or on the Closing Date.

      8.3. Absence of Material Adverse Changes. No material adverse change in the business, assets, financial condition, or prospects of Parent and its subsidiaries, taken as a whole, shall have occurred, no substantial part of the assets of Parent and its subsidiaries, taken as a whole, shall have been destroyed due to fire or other casualty, no event shall have occurred which has had, or will have a material adverse effect on the business, assets, financial condition or prospects of Parent and its subsidiaries, taken as a whole.

      8.4. Certificate of Parent. Parent shall have delivered to the Company a certificate, executed by an executive officer and dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions specified in Sections 8.1 through 8.3 above.

      8.5. Agreement with Executives. The Surviving Corporation shall have offered employment to the Key Employees on the terms described in the draft offer letters delivered to such persons by Parent on behalf of the Surviving Corporation prior to the date of this Agreement. Parent shall have granted options to the Key Employees for the number of shares of Parent Common Stock described in the draft offer letters delivered to such persons by Parent on behalf of the Surviving Corporation prior to the date of this Agreement.

9.    INDEMNITY.
      ----------

      9.1. Indemnification by Shareholders. Subject to Section 9.5, the Shareholders (hereinafter, collectively, called the "Shareholder Indemnitors") shall, severally and not jointly, in proportion to their ownership interest percentage of Company Shares as of the Closing Date as set forth in the Payment Schedule, defend, indemnify and hold harmless Parent and Merger Sub and their direct and indirect parent corporations, subsidiaries (including the Company after Closing) and affiliates, their officers, directors, employees and agents (hereinafter, collectively, called "Parent Indemnitees") against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "Parent Losses"), suffered or incurred by any Parent Indemnitee by reason of, or arising out of:

            (a) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Company contained in this Agreement or in any certificate, schedule, instrument or document delivered to Parent by or on behalf of the Company pursuant to the provisions of this Agreement; and

            (b) any liabilities of the Company of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, (i) existing as of the date of the Balance Sheet, and required to be shown therein in accordance with applicable GAAP, to the extent not reflected or reserved against in full in the Balance Sheet; or (ii) arising or occurring after the date of the Balance Sheet and before the Closing Date, except for liabilities arising or occurring in the ordinary course of business, none of which shall have (when viewed together with other matters occurring during such period) a material adverse effect on the financial condition of the Company.

      All indemnification claims under this Section 9.1 will be satisfied from the Escrow Fund in accordance with the Escrow Agreement, and the Company, its officers, directors and Shareholders will have no liability with respect to indemnification claims beyond the Escrow Fund or other than through the Escrow Agreement.

      9.2. Indemnification by Parent. Subject to Section 9.5, Parent and Merger Sub (hereinafter called the "Parent Indemnitor") shall jointly and severally defend, indemnify and hold harmless the Shareholders (hereinafter called "Shareholder Indemnitees") against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "Shareholder Losses"), suffered or incurred by Shareholder Indemnitees by reason of or arising out of:

            (a) any misrepresentation, breach of warranty or breach or non-fulfillment of any material agreement of Parent contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Shareholders by or on behalf of Parent or Merger Sub pursuant to the provisions of this Agreement; and

            (b) any liabilities of the Company of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising from Parent's ownership or operation of the Company after Closing, except for liabilities that are or could be (notwithstanding the limitations of Section 9.5.1) the subject of a valid claim for indemnification by Parent or Merger Sub against the Shareholder Indemnitors pursuant to Section 9.1. Parent Losses and Shareholder Losses are sometimes collectively referred to as "Indemnifiable Losses".

      9.3. Defense of Claims.

            9.3.1. Each Party entitled to indemnification hereunder (an "Indemnitee"): (a) shall provide the other Party or Parties (the "Indemnitor") written notice of any claim or action by a third party arising after the Closing Date for which an Indemnitor may be liable under the terms of this Agreement, within ten (10) days after such claim or action arises and is known to Indemnitee, which notice shall describe in reasonable detail (to the extent known by the Indemnitee) the facts constituting the basis for such claim or action and the amount of the claimed damages and (b) shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitee within ten (10) days after notice from the Indemnitee of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitee, provided that Indemnitee may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action. 9.3.2. If the Indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitee may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor's approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitee, within fifteen (15) days after the Indemnitor's receipt of a written summary of such settlement. Upon any such settlement, the Indemnitor shall promptly reimburse the Indemnitee for the amount of all expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense and settlement of such claim or action.

            9.3.3. If a judgment is rendered against any Indemnitee in any action covered by the indemnification hereunder, the Indemnitor shall immediately upon such entry pay such judgment in full unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment before any Indemnitee is compelled to do so.

            9.3.4. Notwithstanding anything contained herein to the contrary, in any case in which indemnity is provided by the Shareholder Indemnitors, any payment required be made by the Shareholder Indemnitors shall be effected solely out of the Escrow Fund by the Parent and the Shareholder Agent (as defined herein below) delivering a joint written notice to the Escrow Agent, or a court of competent jurisdiction issuing a valid order, instructing the Escrow Agent to release to the Parent such portion of the Escrow Fund as shall have a dollar value equal to the amount so required to be paid. For purposes of this Section 9, the number of Escrow Parent Shares to be released from the Escrow Fund to satisfy an indemnification obligation of the Shareholder Indemnitors shall be determined by dividing the amount to be released from the Escrow Fund by the Initial VWAP.

            9.3.5. For purposes of this Section 9.3, references to the Shareholder Indemnitors (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 9) shall be deemed to refer to the Shareholder Agent in his capacity as such and not individually. The Shareholder Agent shall have full power and authority on behalf of each Shareholder Indemnitor to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Shareholder Indemnitors under this Section 9. The Shareholder Agent shall have no liability to the Parent, Merger Sub or any Shareholder Indemnitors for any action taken or omitted on behalf of the Shareholder Indemnitors pursuant to this Agreement.

      9.4. Waiver. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

      9.5. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement (other than the obligations of Parent under Sections 1.2.4 and 2.5, as to which the limitations contained in this Section
9.5 shall not apply):

            9.5.1. Time Limitation. No Party shall be responsible hereunder for any Indemnifiable Loss unless the Indemnitee shall have provided such Party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnifiable Loss within one (1) years after the Closing Date (the "Indemnity Notice Period"), and all representations and warranties shall expire at the expiration of the Indemnity Notice Period.

            9.5.2. Caps on Losses. The aggregate liability of the Shareholders after the Closing for Parent Losses shall not exceed the amount of the Escrow Fund under the Escrow Agreement.

            9.5.3. Basket. No Party shall have any liability hereunder for Indemnifiable Losses after the Closing except to the extent that the aggregate of all Indemnifiable Losses for which the Shareholder or Parent and Merger Sub as a group, as applicable, are responsible under this Agreement exceeds Twenty-Five Thousand Dollars ($25,000) (the "Basket"); provided that this
Section 9.5.3 shall not limit in any respect indemnity claims: (i) based upon fraud or intentional breach or intentional misrepresentation; (ii) arising from a breach by the Parent Indemnitor of any covenant contained in this Agreement;
(iii) arising from a breach by the Shareholders of any representation or warranty contained in Section 3.2 hereof; or (iv) related to any tax or tax liability of the Company for periods prior to the Closing Date.

      9.6. Exclusive Remedy. Except with respect to claims based on fraud, after the Closing, the rights of Parent and the Merger Sub under this Section 9 and the Escrow Agreement shall be the exclusive remedy of Parent and the Merger Sub with respect to claims resulting from or relating to, and no claim, action or remedy shall be brought or maintained by Parent or Merger Sub against any Shareholder or any other party and no recourse shall be brought or granted against any of them by virtue of or based upon, any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Company contained in this Agreement or in any certificate, schedule, instrument or document delivered to Parent by or on behalf of the Company pursuant to the provisions of this Agreement, and from and after the date of the Closing, to the maximum extent permitted by law, Parent and Merger Sub hereby waive any and all other rights and remedies with respect to any matter relating to this Agreement or any certificate, schedule, instrument or document delivered to Parent by or on behalf of the Company pursuant to the provisions of this Agreement or arising in connection herewith or therewith under any law, whether at common law or otherwise. With respect to claims based on fraud (whether during or after the Indemnity Notice Period), Parent and Merger Sub shall have, in addition to the remedies set forth in this Section 9, such equitable remedies to which Parent and Merger Sub may be otherwise entitled, including the right to apply to a court of competent jurisdiction for rescission of the transactions contemplated by this Agreement; provided that in no event shall the monetary liability of any Shareholder exceed such Shareholder's Pro Rata Share of the Merger Consideration actually received by such Shareholder.

      9.7. Tax Treatment of Indemnification Payments. The Parties acknowledge and agree that any indemnity payments made under this Section 9 are and shall be treated as adjustments to the Merger Consideration for income tax purposes.

      9.8. Disclaimer of Other Representations and Warranties. NONE OF THE COMPANY, ITS REPRESENTATIVES OR THE SHAREHOLDERS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN SECTION 3.

      9.9. Disclosure Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Company.

10.   TERMINATION.
      ------------

      10.1. Voluntary Termination. This Agreement may be terminated at any time on or prior to the Closing:

            (a) By mutual consent of Parent and the Company; or

            (b) At the election of Parent if: (i) the Company has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Section 6 or 7 is not satisfied as and when required by this Agreement.

            (c) At the election of the Company if: (i) Parent or the Merger Sub has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Section 6 or 8 is not satisfied as and when required by this Agreement.

            (d) At the election of either party if the Shareholders have voted on whether to adopt this Agreement and approve the Merger and such action was not approved by the requisite shareholders vote under the DGCL.

            (e) At the election of Parent if any update to the Schedules to this Agreement made by the Company under Section 5.4 shall disclose any breach of a representation, warranty, covenant or obligation of the Company.

      10.2. Automatic Termination. This Agreement shall automatically terminate without the need for further action on the part of any Party if for any reason the Closing has not been consummated by February 22, 2006.

      10.3. Manner and Effect of Termination. Written notice of any termination ("Termination Notice") pursuant to Section 10.1 shall be given by the Party electing termination of this Agreement ("Terminating Party") to the other Party or Parties (collectively, the "Terminated Party"), and such notice shall state the reason for termination. In the event of a termination based on Section 10.1(b)(i) or 10.1(c)(i), the Party or Parties receiving Termination Notice shall have a period equal to the shorter of (A) ten (10) days after receipt of Termination Notice or (B) the period from the date of receipt of Termination Notice until February 22, 2006 to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party, and if the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the earlier of (C) the close of business on the tenth (10th) day following the Terminated Party's receipt of Termination Notice or (D) February 22, 2006. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the Parties shall have any liability to the others, except that nothing contained herein shall relieve any Party from: (a) its obligations under Sections 2.2 and 2.3; or (b) liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder.

11.   MISCELLANEOUS.
      --------------

      11.1. Notices.

            11.1.1. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, or upon the expiration of one (1) day after the date sent, if sent by federal express (or similar overnight courier service) to the Parties at the following addresses:

      (i)   If to Parent or Merger Sub:        NeoMedia Technologies, Inc.
                                               2201 Second Street, Suite #600
                                               Fort Myers, Florida 33901
                                               Attn: Charles T. Jensen

            With  a copy to:                   Kirkpatrick & Lockhart Nicholson
                                               Graham LLP
                                               201 South Biscayne Blvd.
                                               Suite 2000, Miami Center
                                               Miami, Florida 33131
                                               Attn:    Clayton E. Parker, Esq.

      (ii)  If to the Company:                 Mobot, Inc.
                                               49 Waltham Street
                                               Lexington, Massachusetts 02421
                                               Attn: Russell Gocht, CEO

            With a copy to:                    Van Wert, Zimmer & Conlin, P.C.
                                               245 Winter Street, Suite 400
                                               Waltham, Massachusetts 02451-8709
                                               Attn:    Stephen R. Conlin, Esq.

      (iii) If to theShareholder Agent:        Mr. Mark Freitas
                                               24 Crestview Court ]
                                               East Walpole, MA 02032


            11.1.2. Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any Party may change the address to which notices, requests, demands or other communications to such Party shall be delivered or mailed by giving notice thereof to the other Parties hereto in the manner provided herein.

      11.2. Survival. Except as provided in the next sentence, the representations, warranties, agreements and indemnifications of the Parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the Parties and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing, subject to the limitations of Section 9.5.

      11.3. Counterparts; Interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the Parties with respect to the matters covered hereby. All Schedules hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the Parties hereto. No ambiguity in any provision hereof shall be construed against a Party by reason of the fact it was drafted by such Party or its counsel. For purposes of this Agreement: "herein", "hereby", "hereunder", "herewith", "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular section or paragraph. References to "including" means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties hereto any rights or remedies under or by reason of this Agreement.

      11.4. Governing Law; Arbitration. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws thereof. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to binding arbitration in Washington, D.C. pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award may be entered in any court of competent jurisdiction, provided, however that either party may seek preliminary injunctive or other equitable relief pending arbitration to prevent irreparable harm. Each party submits to the nonexclusive jurisdiction of state and federal courts in the State of Florida and the Commonwealth of Massachusetts. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in the State of Florida or the Commonwealth of Massachusetts.

      11.5. Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, legal representatives, and successors.

      11.6. Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

      11.7. Waiver. Any term or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such Party. No failure on the part of a Party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such Party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any Party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

      11.8. Headings. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

      11.9. Expenses. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent or the Company as each Party incurs such expenses.

      11.10. Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

      11.11. Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the Parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

      11.12. Attorneys Fees. In the event of any arbitration or litigation arising under the terms of this Agreement, the prevailing Party or Parties shall be entitled to recover its or their reasonable attorneys fees and court costs from the other Party or Parties.

      11.13. Opportunity to Hire Counsel; Role of Kirkpatrick & Lockhart Nicholson Graham LLP. The Company acknowledges that it has been advised and has been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP has solely represented the Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby and no other person.

      11.14. Time is of the Essence. It is understood and agreed among the Parties hereto that time is of the essence in this Agreement and this applies to all terms and conditions contained herein.

      11.15. NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

      11.16. Shareholder Agent. Upon and by the Shareholder's approval of this Agreement and the Merger in accordance with the DGCL, and without the further act of any Shareholder, each Shareholder shall be deemed to have appointed and accepted Mark Freitas as such Shareholder's representative and true and lawful attorney-in-fact and agent to act in such Shareholder's name, place and stead to take any actions permitted to be taken or contemplated to be taken by the Shareholder Agent under this Agreement, including without limitation the payment, discharge or settlement of any action in connection with the indemnification provisions set forth in Section 9 hereof, and to execute in the name and on behalf of such Shareholder any agreement, certificate, instrument or document to be delivered in connection with the indemnification provisions set


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

forth in Section 9 hereof by the Shareholders or otherwise, and to take any actions which in the judgment of the Shareholder's Agent is considered necessary or desirable in connection with the foregoing (in such capacity and not individually, the "Shareholder Agent"). The Shareholder Agent may consult with legal counsel, independent public accountants and other reputable experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Shareholder Agent shall not have any duty to actively ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Shareholder Agent shall not be required to exercise any discretion or take any action, unless so authorized and directed in writing by Shareholders who contributed a majority of the Escrow Parent Shares to the escrow created under the Escrow Agreement (the "Majority Company Shareholders"). If the Shareholder Agent shall resign, die, or become unable to act or otherwise cease to serve as the Shareholder Agent, a successor Shareholder Agent shall be appointed by the Majority Company Shareholders. Any such successor Shareholder Agent shall have the same powers and duties as if appointed as the original Shareholder Agent hereunder. By approval of this Agreement and the Merger, each Shareholder agrees that Shareholder Agent shall not have any liability resulting from any act or omission of Shareholder Agent (whether direct or indirect, in contract, tort or otherwise) to any Shareholder or to any person claiming through any Shareholder for or in connection with the engagement of Shareholder Agent, this Agreement and the transactions contemplated hereby (including, without limitation, any subsequent act or failure to act), except in the event of gross negligence or willful misconduct by Shareholder Agent as determined by a court of competent jurisdiction, and each Shareholder agrees to indemnify the Shareholder Agent for, and hold him harmless against, any loss, liability, claim or expense, including reasonable attorney's fees, arising out of or in connection with his duties as Shareholder Agent under this Agreement, including the costs and expenses of defending himself against any such loss, liability, claim or expense in connection herewith, unless such loss, liability, claim or expense shall have been determined by a court of competent jurisdiction to be a result of the Shareholder Agent's gross negligence or willful misconduct; provided, that, in no event shall the liability of any Shareholder under this Section 11.16 exceed such Shareholder's Pro Rata Share of the Merger Consideration. It is understood and agreed that Shareholder Agent will act under this Agreement and the Escrow Agreement as an independent contractor with duties solely to Shareholders. Shareholder Agent shall be permitted (but shall not be required) to seek direction on any issue from Shareholders, and shall be permitted to conclusively rely on any direction it receives from the Majority Company Shareholders.

      11.17. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including, without limitation, in the letter of intent, dated July 26, 2005, entered into by and between Parent and the Company which is hereby terminated; provided that the confidentiality agreement between the Parties, dated March 28, 2005, shall remain in effect in accordance with its terms.

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


      IN WITNESS WHEREOF, the Parties have executed this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

                                         PARENT:

                                         NEOMEDIA TECHNOLOGIES, INC.

                                         By: /s/ Charles T. Jensen
                                         -------------------------
                                         Name:   Charles T. Jensen
                                                 -----------------
                                         Title: CEO
                                                ---

                                         MERGER SUB:

                                         MOBOT ACQUISITION, INC.

                                         By: /s/ David A. Dodge
                                         ----------------------
                                         Name: David A. Dodge
                                               --------------
                                         Title:Secretary, Treasurer and Director
                                               ---------------------------------

                                         THE COMPANY:

                                         MOBOT, INC.

                                         By:/s/ Russel C. Gocht
                                         ----------------------
                                         Name: Russel C. Gocht
                                               ---------------
                                         Title:CEO & President
                                               ---------------







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